Exhibit 99.1

For Immediate Release

Henry Bros. Electronics Announces Move to the NASDAQ Stock Market

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FAIR LAWN, N.J., Sept. 22, 2008 – Henry Bros. Electronics, Inc., (Amex: HBE) a turnkey provider of technology-based integrated electronic security solutions, today announced that its board of directors has approved the decision to switch the listing of its common stock from the American Stock Exchange to the NASDAQ Stock Market LLC®. Effective October 2, 2008, the Company will trade on the NASDAQ under its existing symbol HBE.

“We are very pleased to announce this new milestone in our company’s history. Just as our joining the Russell Microcap Index did in June of this year, our move to the NASDAQ will undoubtedly expose us to a new and broader class of investors,” said James Henry, Chairman and Chief Executive Officer of Henry Bros. Electronics. “Investors have watched our business grow at a significant pace over the last few years, and recognize this move as the logical step for our company. It is our unwavering mission to continue to create value for our shareholders, and we believe that the electronic multiple market maker structure will augment both our exposure and liquidity, while improving execution speed at a lower cost per trade.”

NASDAQ™ is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, its systems trade more shares per day than any other U.S. market. NASDAQ is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit the NASDAQ Web site at http://www.nasdaq.com or the NASDAQ NewsroomSM http://www.nasdaq.com/newsroom.

About Henry Bros. Electronics, Inc.
Henry Bros. Electronics (Amex: HBE) provides technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies. The Company has offices in Arizona, California, Colorado, Maryland, New Jersey, New York, Texas and Virginia.

For more information, visit http://www.hbe-inc.com.

Safe Harbor Statement: Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained under the heading of risk factors listed in the Company's filings with the U.S. Securities and Exchange Commission. Henry Bros. Electronics Inc. does not assume any obligation to update the forward-looking information.

Investor Contacts:
Todd Fromer / Erika Kay	Jim Henry, Chairman & Chief Executive Officer
KCSA Strategic Communications	Henry Bros. Electronics, Inc.
212-896-1215 / 212-896-1208	201-794-6500
tfromer@kcsa.com / ekay@kcsa.com	jhenry@hbe-inc.com